Exhibit 10.1
VALUATION & ADIVSORY SERVICES
Proposal and Contract for Services

CBRE, Inc.
2575 East Camelback Road
Phoenix, Arizona 85016
www.cbre.us/valuation
May 14, 2020
Michael R. Rowland, MAI, FRICS
Executive Managing Director
Nathan D. DeBacker
Chief Financial Officer and Treasurer
CIM INCOME NAV, INC.
2398 E. Camelback Road, 4th Floor
Phoenix, Arizona 85016
Phone:    602.778.6081
Email:    ndebacker@cimgroup.com

RE:    Assignment Agreement
INAV Portfolio,

Dear Mr. DeBacker:
We are pleased to submit this proposal and our Terms and Conditions for this assignment.

PROPOSAL SPECIFICATIONS
Purpose:	To estimate the Market Value of the referenced real estate
Premise:	As Is
Rights Appraised:	Leased Fee
Intended Use:	Financial Reporting purposes
Intended User:	The intended user is CIM INCOME NAV, INC. (“Client”), and such other parties and entities (if any) expressly recognized by CBRE as “Intended Users” (as further defined herein).
Reliance:
Reliance on any reports produced by CBRE under this Agreement is extended solely to parties and entities expressly acknowledged in a signed writing by CBRE as Intended Users of the respective reports, provided that any conditions to such acknowledgement required by CBRE or hereunder have been satisfied. Parties or entities other than Intended Users who obtain a copy of the report or any portion thereof (including Client if it is not named as an Intended User), whether as a result of its direct dissemination or by any other means, may not rely upon any opinions or conclusions contained in the report or such portions thereof, and CBRE will not be responsible for any unpermitted use of the report, its conclusions or contents or have any liability in connection therewith.

Inspection:	CBRE will not conduct a physical inspection of the interior and exterior of the subject property, or its surrounding environs on the effective date of appraisal.

www.cbre.us/valuation

VALUATION & ADVISORY SERVICES	CIM INCOME NAV, INC. Assignment Agreement Page 2 of 10 May 14, 2020

Valuation Approaches:
For single tenant assets with a remaining term of 8 years or more, we will complete the direct capitalization approach. For single tenant assets with a remaining term of less than 8 years, we will complete the direct capitalization approach and a discounted cash flow analysis. For multi-tenant properties, we anticipate completing the direct capitalization approach and a discounted cash flow analysis. However, we reserve the right to consider all traditional approaches to value if needed to develop a credible value.

Report Type:	Concise Appraisal Report
Appraisal Standards:	USPAP
Appraisal Fee:	$144,575 total for 1st month, $92,425 total for each subsequent month. See breakdown in Property List.
Expenses:	Fee includes all associated expenses
Retainer:	A retainer is not required for this assignment
Payment Terms:
Final payment is due upon delivery of the final report or within thirty (30) days of your receipt of the draft report, whichever is sooner. The fee is considered earned upon delivery of the draft report.

We will invoice you for a portion of the assignment which has been completed at the end of each calendar month.

Delivery Instructions:
CBRE encourages our clients to join in our environmental sustainability efforts by accepting an electronic copy of the report.

An Adobe PDF file for each property will be uploaded to a data site. The client has requested No (0) bound final copy (ies).

Delivery Schedule:
Preliminary Value:	May 7th, 2020 for 1st month; 9 business days after request for additional months
Draft Report:	Not Required
Final Report:	May 14th, 2020 for 1st month; 5 business days after preliminary values for additional months
Start Date:	The appraisal process will start upon receipt of your signed agreement and the property specific data.
Acceptance Date:	These specifications are subject to modification if this proposal is not accepted within 15 business days from the date of this letter.

www.cbre.us/valuation

VALUATION & ADVISORY SERVICES	CIM INCOME NAV, INC. Assignment Agreement Page 3 of 10 May 14, 2020

Market Volatility:
The outbreak of the Novel Coronavirus (COVID-19), declared by the World Health Organisation as a global pandemic on the 11th March 2020, is causing heightened uncertainty in both local and global market conditions. Our valuation is based on the information available to us at the date of valuation. You acknowledge that our reports may include clauses highlighting heightened uncertainty if appropriate, and we recommend our valuation is kept under frequent review.
Both governments and companies are initiating travel restrictions, quarantine and additional safety measures in response to the COVID-19 pandemic. If, at any point, our ability to deliver the services under this LOE are restricted due to the pandemic, we will inform you within a reasonable timeframe and work with you on how to proceed. Whilst we will endeavor to meet the required timeframe for delivery, you acknowledge any Government or company-imposed restrictions due to the virus may impede our ability to meet the timeframe and/or deliverables of this engagement, and delays may follow. Any delays or inability to deliver on this basis would not constitute a failure to meet the terms of this engagement.

When executed and delivered by all parties, this letter, together with the Terms and Conditions and the Specific Property Data Request attached hereto and incorporated herein, will serve as the Agreement for appraisal services by and between CBRE and Client. Each person signing below represents that it is authorized to enter into this Agreement and to bind the respective parties hereto.
We appreciate this opportunity to be of service to you on this assignment. If you have additional questions, please contact us.
Sincerely,

CBRE, Inc.

/s/ Michael R. Rowland	/s/ Lee Holliday
Michael R. Rowland, MAI, FRICS	Lee Holliday, MAI
Executive Managing Director	Executive Vice President
As Agent for CBRE, Inc.	As Agent for CBRE, Inc.
T 602.735.5508	T 404.812.5030
michael.rowland@cbre.com	lee.holliday@cbre.com

www.cbre.us/valuation

VALUATION & ADVISORY SERVICES
Proposal and Contract for Services

AGREED AND ACCEPTED FOR CIM INCOME NAV, INC. (“CLIENT”):
/s/ Nathan D. DeBacker	May 14, 2020
Signature	Date
Nathan D. DeBacker	Chief Financial Officer and Treasurer
Name	Title
602.778.6081	ndebacker@cimgroup.com
Phone Number	E-Mail Address
ADDITIONAL OPTIONAL SERVICES
Assessment & Consulting Services: CBRE’s Assessment & Consulting Services group has the capability of providing a wide array of solution-oriented due diligence services in the form of property condition and environmental site assessment reports and other necessary due diligence services (seismic risk analysis, zoning compliance services, construction risk management, annual inspections, etc.). CBRE provides our clients the full complement of due diligence services with over 260 employees in the U.S. that are local subject matter experts.
Initial below if you desire CBRE to contact you to discuss a proposal for any part or the full complement of consulting services, or you may reach out to us at WhitePlainsProposals@cbre.com.  We will route your request to the appropriate manager. For more information, please visit www.cbre.com/assessment.

   ________ Initial Here

www.cbre.us/valuation

VALUATION & ADVISORY SERVICES
Proposal and Contract for Services

TERMS AND CONDITIONS

1.
The Terms and Conditions herein are part of an agreement for appraisal services (the “Agreement” ) between CBRE, Inc. (the “Appraiser”) and the client signing this Agreement, and for whom the appraisal services will be performed (the “Client”), and shall be deemed a part of such Agreement as though set forth in full therein. The Agreement shall be governed by the laws of the state where the appraisal office is located for the Appraiser executing this Agreement.

2.
Client shall be responsible for the payment of all fees stipulated in the Agreement. Payment of the appraisal fee and preparation of an appraisal report (the “Appraisal Report, or the “report”) are not contingent upon any predetermined value or on an action or event resulting from the analyses, opinions, conclusions, or use of the Appraisal Report. Final payment is due as provided in the Proposal Specifications Section of this Agreement. If a draft report is requested, the fee is considered earned upon delivery of the draft report. It is understood that the Client may cancel this assignment in writing at any time prior to delivery of the completed report. In such event, the Client is obligated only for the prorated share of the fee based upon the work completed and expenses incurred (including travel expenses to and from the job site), with a minimum charge of $500. Additional copies of the Appraisal Reports are available at a cost of $250 per original color copy and $100 per photocopy (black and white), plus shipping fees of $30 per report.

3.
If Appraiser is subpoenaed or ordered to give testimony, produce documents or information, or otherwise required or requested by Client or a third party to participate in meetings, phone calls, conferences, litigation or other legal proceedings (including preparation for such proceedings) because of, connected with or in any way pertaining to this engagement, the Appraisal Report, the Appraiser’s expertise, or the Property, Client shall pay Appraiser’s additional costs and expenses, including but not limited to Appraiser’s attorneys’ fees, and additional time incurred by Appraiser based on Appraiser’s then-prevailing hourly rates and related fees. Such charges include and pertain to, but are not limited to, time spent in preparing for and providing court room testimony, depositions, travel time, mileage and related travel expenses, waiting time, document review and production, and preparation time (excluding preparation of the Appraisal Report), meeting participation, and Appraiser’s other related commitment of time and expertise. Hourly charges and other fees for such participation will be provided upon request. In the event Client requests additional appraisal services beyond the scope and purpose stated in the Agreement, Client agrees to pay additional fees for such services and to reimburse related expenses, whether or not the completed report has been delivered to Client at the time of such request.

4.
Appraiser shall have the right to terminate this Agreement at any time for cause effective immediately upon written notice to Client on the occurrence of fraud or the willful misconduct of Client, its employees or agents, or without cause upon 5 days written notice.

5.
In the event Client fails to make payments when due then, from the date due until paid, the amount due and payable shall bear interest at the maximum rate permitted in the state where the office is located for the Appraiser executing the Agreement. In the event either party institutes legal action against the other to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses. Each party waives the right to a trial by jury in any action arising under this Agreement.

6.
Appraiser assumes there are no major or significant items or issues affecting the Property that would require the expertise of a professional building contractor, engineer, or environmental consultant for Appraiser to prepare a valid report. Client acknowledges that such additional expertise is not covered in the Appraisal fee and agrees that, if such additional expertise is required, it shall be provided by others at the discretion and direction of the Client, and solely at Client’s additional cost and expense.

7.
In the event of any dispute between Client and Appraiser relating to this Agreement, or Appraiser's or Client's performance hereunder, Appraiser and Client agree that such dispute shall be resolved by means of binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by an arbitrator may be entered in any court of competent jurisdiction. Depositions may be taken and other discovery obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings in the state where the office of the Appraiser executing this Agreement is located. The arbitrator shall be limited to awarding compensatory damages and shall have no authority to award punitive, exemplary or similar damages. The prevailing party in the arbitration proceeding shall be entitled to recover its expenses from the losing party, including costs of the arbitration proceeding, and reasonable attorney's fees. Client acknowledges that Appraiser is being retained hereunder as an independent contractor to perform the services described herein and nothing in this Agreement shall be deemed to create any other relationship between Client and Appraiser. This engagement shall be deemed concluded and the services hereunder completed upon delivery to Client of the Appraisal Report discussed herein.

www.cbre.us/valuation

VALUATION & ADVISORY SERVICES	CIM INCOME NAV, INC. Assignment Agreement Page 6 of 10 May 14, 2020

8.
All statements of fact in the report which are used as the basis of the Appraiser's analyses, opinions, and conclusions will be true and correct to Appraiser's actual knowledge and belief. Appraiser does not make any representation or warranty, express or implied, as to the accuracy or completeness of the information or the condition of the Property furnished to Appraiser by Client or others. TO THE FULLEST EXTENT PERMITTED BY LAW, APPRAISER DISCLAIMS ANY GUARANTEE OR WARRANTY AS TO THE OPINIONS AND CONCLUSIONS PRESENTED ORALLY OR IN ANY APPRAISAL REPORT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE EVEN IF KNOWN TO APPRAISER. Furthermore, the conclusions and any permitted reliance on and use of the Appraisal Report shall be subject to the assumptions, limitations, and qualifying statements contained in the report.

9.
Appraiser shall have no responsibility for legal matters, including zoning, or questions of survey or title, soil or subsoil conditions, engineering, or other similar technical matters. The report will not constitute a survey of the Property analyzed.

10.
Client shall provide Appraiser with such materials with respect to the assignment as are requested by Appraiser and in the possession or under the control of Client. Client shall provide Appraiser with sufficient access to the Property to be analyzed, and hereby grants permission for entry unless discussed in advance to the contrary.

11.
The data gathered in the course of the assignment (except data furnished by Client) and the report prepared pursuant to the Agreement are, and will remain, the property of Appraiser. With respect to data provided by Client, Appraiser shall not violate the confidential nature of the Appraiser-Client relationship by improperly disclosing any proprietary information furnished to Appraiser. Notwithstanding the foregoing, Appraiser is authorized by Client to disclose all or any portion of the report and related data as may be required by statute, government regulation, legal process, or judicial decree, including to appropriate representatives of the Appraisal Institute if such disclosure is required to enable Appraiser to comply with the Bylaws and Regulations of such Institute as now or hereafter in effect.

12.
Unless specifically noted, in preparing the Appraisal Report the Appraiser will not be considering the possible existence of asbestos, PCB transformers, or other toxic, hazardous, or contaminated substances and/or underground storage tanks (collectively, “Hazardous Material) on or affecting the Property, or the cost of encapsulation or removal thereof. Further, Client represents that there is no major or significant deferred maintenance of the Property that would require the expertise of a professional cost estimator or contractor. If such repairs are needed, the estimates are to be prepared by others, at Client’s discretion and direction, and are not covered as part of the Appraisal fee.

13.
In the event Client intends to use the Appraisal Report in connection with a tax matter, Client acknowledges that Appraiser provides no warranty, representation or prediction as to the outcome of such tax matter. Client understands and acknowledges that any relevant taxing authority (whether the Internal Revenue Service or any other federal, state or local taxing authority) may disagree with or reject the Appraisal Report or otherwise disagree with Client’s tax position, and further understands and acknowledges that the taxing authority may seek to collect additional taxes, interest, penalties or fees from Client beyond what may be suggested by the Appraisal Report. Client agrees that Appraiser shall have no responsibility or liability to Client or any other party for any such taxes, interest, penalties or fees and that Client will not seek damages or other compensation from Appraiser relating to any such taxes, interest, penalties or fees imposed on Client, or for any attorneys’ fees, costs or other expenses relating to Client’s tax matters.

14.
Appraiser shall have no liability with respect to any loss, damage, claim or expense incurred by or asserted against Client arising out of, based upon or resulting from Client’s failure to provide accurate or complete information or documentation pertaining to an assignment ordered under or in connection with this Agreement, including Client’s failure, or the failure of any of Client’s agents, to provide a complete copy of the Appraisal Report to any third party.

15.
LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT ARISING FROM SECTION 16 BELOW, OR SECTION 17 IF APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATE, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR CONTRACTORS BE LIABLE TO THE OTHER, WHETHER BASED IN CONTRACT, WARRANTY, INDEMNITY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT OR OTHERWISE, FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL OR INDIRECT DAMAGES, AND AGGREGATE DAMAGES IN CONNECTION WITH THIS AGREEMENT FOR EITHER PARTY (EXCLUDING THE OBLIGATION TO PAY THE FEES REQUIRED HEREUNDER) SHALL NOT EXCEED THE GREATER OF THE TOTAL FEES PAYABLE TO APPRAISER UNDER THIS AGREEMENT OR TEN THOUSAND DOLLARS ($10,000). THIS LIABILITY LIMITATION SHALL NOT APPLY IN THE EVENT OF A FINAL FINDING BY AN ARBITRATOR OR A COURT OF COMPETENT JURISDICTION THAT SUCH LIABILITY IS THE RESULT OF A PARTY’S FRAUD OR WILLFUL MISCONDUCT.

www.cbre.us/valuation

VALUATION & ADVISORY SERVICES	CIM INCOME NAV, INC. Assignment Agreement Page 7 of 10 May 14, 2020

16.
Client shall not disseminate, distribute, make available or otherwise provide any Appraisal Report prepared hereunder to any third party (including without limitation, incorporating or referencing the Appraisal Report , in whole or in part, in any offering or other material intended for review by other parties) except to (i) any third party expressly acknowledged in a signed writing by Appraiser as an “Intended User” of the Appraisal Report provided that either Appraiser has received an acceptable release from such third party with respect to such Appraisal Report or Client provides acceptable indemnity protections to Appraiser against any claims resulting from the distribution of the Appraisal Report to such third party, (ii) any third party service provider (including rating agencies and auditors) using the Appraisal Report in the course of providing services for the sole benefit of an Intended User, or (iii) as required by statute, government regulation, legal process, or judicial decree. In the event Appraiser consents, in writing, to Client incorporating or referencing the Appraisal Report in any offering or other materials intended for review by other parties, Client shall not distribute, file, or otherwise make such materials available to any such parties unless and until Client has provided Appraiser with complete copies of such materials and Appraiser has approved all such materials in writing. Client shall not modify any such materials once approved by Appraiser. In the absence of satisfying the conditions of this paragraph with respect to a party who is not designated as an Intended User, in no event shall the receipt of an Appraisal Report by such party extend any right to the party to use and rely on such report, and Appraiser shall have no liability for such unauthorized use and reliance on any Appraisal Report. In the event Client breaches the provisions of this paragraph, Client shall indemnify, defend and hold Appraiser, and its affiliates and their officers, directors, employees, contractors, agents and other representatives (Appraiser and each of the foregoing an “Indemnified Party” and collectively the “Indemnified Parties”), fully harmless from and against all losses, liabilities, damages and expenses (collectively, “Damages”) claimed against, sustained or incurred by any Indemnified Party arising out of or in connection with such breach, regardless of any negligence on the part of any Indemnified Party in preparing the Appraisal Report.

17.
Furthermore, Client shall indemnify, defend and hold each of the Indemnified Parties harmless from and against any Damages in connection with (i) any transaction contemplated by this Agreement or in connection with the appraisal or the engagement of or performance of services by any Indemnified Party hereunder, (ii) any Damages claimed by any user or recipient of the Appraisal Report, whether or not an Intended User, (iii) any actual or alleged untrue statement of a material fact, or the actual or alleged failure to state a material fact necessary to make a statement not misleading in light of the circumstances under which it was made with respect to all information furnished to any Indemnified Party or made available to a prospective party to a transaction, or (iv) an actual or alleged violation of applicable law by an Intended User (including, without limitation, securities laws) or the negligent or intentional acts or omissions of an Intended User (including the failure to perform any duty imposed by law); and will reimburse each Indemnified Party for all reasonable fees and expenses (including fees and expenses of counsel) (collectively, “Expenses”) as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, “Proceedings”) arising therefrom, and regardless of whether such Indemnified Party is a formal party to such Proceeding. Client agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not any Indemnified Party is a formal party to such Proceeding) without the prior written consent of Appraiser (which consent will not be unreasonably withheld or delayed) unless such waiver, release or settlement includes an unconditional release of each Indemnified Party from all liability arising out of such Proceeding.

18.
Time Period for Legal Action. Unless the time period is shorter under applicable law, except in connection with paragraphs 16 and 17 above, Appraiser and Client agree that any legal action or lawsuit by one party against the other party or its affiliates, officers, directors, employees, contractors, agents, or other representatives, whether based in contract, warranty, indemnity, negligence, strict liability or other tort or otherwise, relating to (a) this Agreement or the Appraisal Report, (b) any services or appraisals under this Agreement or (c) any acts or conduct relating to such services or appraisals, shall be filed within two (2) years from the date of delivery to Client of the Appraisal Report to which the claims or causes of action in the legal action or lawsuit relate. The time period stated in this section shall not be extended by any incapacity of a party or any delay in the discovery or accrual of the underlying claims, causes of action or damages.

www.cbre.us/valuation